Exhibit 4.83

[Translation of Chinese Original]

Share Transfer Agreement

of

Beijing Cyber Cloud Co., Ltd.

By and among

Beijing Super TV Co., Ltd.

and

China Super Media Holdings Limited

Beijing Yuewu Yuntian Software Technology Ltd.

Beijing Holch Capital Investment Center

April 30, 2014

Contents

1.	Equity Transfer	4

2.	Delivery Terms for Equity Transfer:	6

3.	Representations and Warranties	6

4.	Parties’ Commitments	11

5.	Tax	13

6.	Agreement Termination	13

7.	Indemnification	14

8.	Force Majeure	14

9.	Confidentiality	15

10.	Governing Laws and Dispute Resolution	15

11.	Miscellaneous	16

Equity Transfer Agreement

This Equity Transfer Agreement (“this Agreement”) is signed and entered into on April 30, 2014 (“Signing Date”) in Beijing, People’s Republic of China (“China”) by and among the following Parties:

Party A: Beijing Super TV Co., Ltd. (“Party A” or “Super TV”)

Address: 4/F, Tower B, Jingmeng High-tech Building, No. 5, Shangdi East Road, Haidian District, Beijing, China

Legal representative: Zhu Jianhua

Party B: China Super Media Holdings Limited (“CSM”)

Address: Room 1501, 15/F, SPA Centre, 53-55 Lockhart Road, Wanchai, Hong Kong

Legal representative: Zhu Jianhua

Beijing Yuewu Yuntian Software Technology Ltd. (“Yuewu Yuntian”)

Address: 2/F, Tower B, Jingmeng High-tech Building, No. 5, Shangdi East Road, Haidian District, Beijing, China

Legal representative: Han Jian

Beijing Holch Capital Investment Center (Limited Partnership) (“Holch Capital”)

Address: No. 2, Zhengfu Road, Zhongguancun Science Park Opto-Mechatronics Industrial Park, Tongzhou District, Beijing, China

Legal representative: Gao Peng

(CSM, Yuewu Yuntian and Holch Capital collectively referred to as “Party B”)

Party C: Beijing Cyber Cloud Co., Ltd. (“Party C”, “Target Company” or “Cyber Cloud”)

Address: Room 6810, Building 3, No. 3, Xijing Road, Badachu Hi-tech Industrial Park, Shijingshan District, Beijing, China

Legal representative: Han Jian

The above Parties shall be hereinafter referred to individually as “a Party” and collectively as “Parties”.

Whereas:

1.	Cyber Cloud is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, having registered capital of RMB 83.33 million;

2.	Super TV is an exclusively foreign-owned enterprise duly incorporated and validly existing under the laws of the People’s Republic of China, holding 94% of the equity interests of Cyber Cloud;

3.	CSM is a company duly incorporated and validly existing under the laws of the Hong Kong;

4.	Yuewu Yuntian is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, holding 6% of the equity interests of Cyber Cloud;

5.	Holch Capital is a limited partnership duly incorporated and validly existing under the laws of the People’s Republic of China; and

6.	The Parties have signed the Cyber Cloud Reorganization Agreement on April 30, 2014. According to the Cyber Cloud Reorganization Agreement and the resolutions adopted in the board of shareholders of the Parties, Party A intends to transfer 75% of the equity interests in Cyber Cloud to CSM, 9% of the same to Yuewu Yuntian and 10% of the same to Holch Capital (the above collectively referred as “Target Equity”). Party B agrees to accept all the equity interests held by Party A in Cyber Cloud according to the terms and conditions of this Agreement.

On the principle of equality and mutual benefit, the Parties hereto, through amicable negotiation, agree as follows:

1.	Equity Transfer

1.1	Super TV intends to transfer 75% of its holding equity interests to CSM for RMB 62.5 million.

1.2	Super TV intends to transfer 9% of its holding equity interests to Yuewu Yuntian for RMB 7.5 million.

1.3	Super TV intends to transfer 10% of its holding equity interests to Holch Capital for RMB 8.33 million.

1.4	After such Transfer, Party B shall be entitled to the corresponding shareholders’ rights according to its shareholding proportion at Cyber Cloud and this Agreement.

1.5	Other shareholders of Cyber Cloud waive the preemption for the equity interests transferred by Party A.

1.6	After this Equity Transfer, the ownership structure of the Company will become as follows:

Name of shareholders	Registered capital (RMB’0,000)	Equity ratio
CSM	6,250	75%
Yuewu Yuntian	1,250	15%
Holch Capital	833	10%

Total	8,333	100%

1.7	Target Equity transfer method: This equity transfer will be conducted by means of equity replacement as agreed in the Reorganization Agreement.

1.8	Party A shall indemnify Party B against any direct losses incurred by Party B as a result of Party A’s violation of the representations, warranties, commitments or obligations hereunder.

1.9	Target Equity closing date: Target Equity shall be duly delivered on the day of change of registration with the industrial and commercial registration authority.

2.	Delivery Terms for Equity Transfer:

Party B’s obligations in conducting the equity transfer pursuant to this Agreement and the Reorganization Agreement may not be performed until all the following conditions are satisfied. Party B may, at its sole discretion, determine whether the following conditions have been satisfied.

2.1	The Parties have obtained all the necessary internal approvals (including but not limited to the board resolutions and resolutions of board of shareholders), agree to comply with all the terms and conditions hereunder, and have eventually signed this Agreement. Meanwhile, all the representatives authorized by the Parties to sign this Agreement have been legally authorized. This Agreement has become a legal, valid and enforceable agreement binding on the Parties.

2.2	The Company’s representations and warranties listed in Article 3 hereof are true, accurate and complete on Signing Date and Closing Date. Party A and Target Company shall not violate such representations and warranties made herein, nor shall they refuse to perform any obligations that shall be performed and fulfilled after the equity closing date.

2.3	Based on Party B’s independent judgment, there have been no material adverse changes in the Target Company’s assets, business, financial and operating conditions from the date on which this Agreement is signed by the Parties to the Closing Date.

3.	Representations and Warranties

3.1	Party A and Target Company hereby jointly and severally make the following representations and warranties to Party B and acknowledge that Party B has relied on the following representations and warranties when signing and entering into this Agreement:

3.1.1	Target Company is a limited liability company duly established and validly existing under laws of the People’s Republic of China. Its registered capital of RMB 83.33 million has been paid in full by Party A and other shareholders of Target Company and the capital verification procedures have been carried out in accordance with the relevant laws. Furthermore, there are no pledges, other security interests or any other third party rights and interests.

3.1.2	Party A is a current legal shareholder of Target Company and has registered with a competent industrial and commercial administrative department in accordance with the relevant laws; it enjoys all the shareholders’ equity interests in respect of the registered capital of Target Company under the law of China. The funds used for investment in Target Company by Party A are all legitimate funds owned by Party A.

(a)	All fixed assets, office facilities, materials in stock, patents, software copyrights, domain names, registered trademarks, etc. actually held by Target Company prior to the Closing Date (see Attachment I List of Assets Owned by Cyber Cloud). Target Company promises that above-mentioned assets are legally owned by Target Company, with no encumbrances nor subject to any judicial restrictions, and that they have no potential or apparent defects and are in a normal operating state.

(b)	All employees in the Target Company (see Attachment II List of Employees in Cyber Cloud). Target Company promises that it has signed the legal labor contract with all its employees, provides them with labor conditions and social benefits in accordance with the law and pays the social insurance. Target Company has not violated the applicable labor laws, violation of which may cause material adverse effect on the transactions and Party B’s interests under this Agreement. Labor disputes arising from failure to pay the social insurance according to the actual wage amount shall be resolved by compensation by the Original Shareholder of Target Company.

(c)	All business contracts signed by Target Company (see Attachment III List of Contracts Signed by Cyber Cloud). The Target Company commits that all business contracts signed by it have been expressly listed, and all such contracts are legal and valid and binding upon all parties thereto. Any party to the contract has no default or anticipatory breach of contract, breach of which will have major adverse effect on Target Company.

(d)	Target Company promises that any circumstances such as inflated expense and concealed earning will not exist before the Closing Date (exclusive of the continuous normal financial expenses), and that financial statements and various information submitted to Party B are free from undisclosed debts, lawsuits or other matters which may cause material change on the Company’s assets. The foregoing assets, employees and business contracts will not have any substantial changes, including but not limited to any apparent discrepancy with the legal status at the time of execution of this Agreement, such as disposal of material assets, demission of key personnel, termination or subject change of business contracts, etc. If any Party is in breach of the foregoing commitment, the breaching Party shall compensate for all losses occurred to non-breaching Parties.

3.1.3	Except for those circumstances disclosed in writing to Party B, no other circumstances below in respect of the current registered capital and equity of Target Company: (i) escrow or similar arrangement of any shareholders’ equity; (ii) related rights and interests of any priority, options or convertible securities; or (iii) attachment, seizure, freezing or compulsory transfer by any judicial or administrative authority.

3.1.4	Party A has no debts and legal liabilities that may affect the completion of the transactions specified herein in accordance with the terms and conditions of this Agreement.

3.1.5	As of the Signing Date, except for those shown in the financial due diligence before signing this Agreement and those related to the normal business of Target Company within its business scope disclosed in writing to Party B, Target Company has no debts, including but not limited to any guarantees and warranties in whatever form made by Target Company to any entity or natural person. Party A and Target Company specifically agree that even though Party B has conducted any proper investigation of the financial condition of Target Company by means of document review, Party B may not be deemed to be liable for any single debt or compensation exceeding RMB 10,000 before the Signing Date hereof, and such liability shall be borne by Party A and Target Company.

3.1.6	Target Company has performed the obligations under any agreement, contract or other legal documents to which it is a party and has no default that may affect the conclusion and performance of this Agreement.

3.1.7	Party A and Target Company are willing and have the sole right and authority to sign and perform this Agreement and complete the transactions specified herein, and have taken all necessary actions respectively for such purpose. This Agreement will create legal, valid and enforceable obligations binding on both Party A and Target Company according to the terms hereof.

3.1.8	Signing and performance of this Agreement will not violate or conflict with Target Company’s articles of association or other organization documents and applicable laws, regulations and government executive order to Target Company and/or Party A or other contracts or legal documents to which Target Company and/or Party A is a party.

3.1.9	All the financial documents or instructions and contents thereof provided respectively by Target Company and Party A are true, complete and accurate, and there are no major omissions, concealments or misleading statements that may cause substantial impact on the transactions specified herein.

3.1.10	In accordance with China’s fiscal and tax laws and regulations, there are no tax arrears, late payment of tax, tax evasion, tax fraud or other violation of tax laws and regulations that could affect the signing and performance of this Agreement in respect of the management and application of Target Company’s financial system, account book, vouchers and invoices.

3.1.11	There are no litigations, arbitrations, administrative punishments, administrative reconsiderations, complaints, investigations or other legal proceedings in respect to Target Company or Target Company’s assets or equity or production or business activities, nor are there any legal responsibilities or obligations to be borne by Target Company according to any order, judgment or decision made by any court, arbitration institution and other judicial or administrative authority.

3.1.12	Except for those disclosed to Party B in writing, Target Company enjoys ownership and/or use rights in respect to all the movable and immovable properties and intangible assets (collectively referred to as “Target Company Assets”) owned, occupied and used by Target Company, and such Target Company Assets contain no pledge, mortgage, lien, other security interests or third party interests.

3.1.13	Any transactions between Target Company and any of its affiliates do, in all aspects, comply with China’s laws and regulations. The transaction content is true, legitimate and effective, and the transaction terms are based on the principle of fairness. Target Company will bear no legal liability that could affect the signing and performance hereof as a result of any such transaction with its affiliates.

3.1.14	Target Company has complied with the China’s laws on labor management, and has not been punished by any labor management department due to violation of the laws and regulations on labor management to the extent that it could affect the signing and performance of this Agreement.

3.2	Party A and Target Company further acknowledge and agree that all the representations and warranties in Article 3 shall remain fully effective since Party B becomes the shareholder of the Company.

3.3	Party A and Target Company commit that, if they are aware of any circumstance occurring after the date of this Agreement which causes any representation and warranty untrue, in accurate or misleading in any aspect, they will promptly inform Party B in writing. Target Company and Party A shall bear the direct economic losses incurred to Party B as a result of any representation or warranty in above Article 3 in consistent with facts.

3.4	Party B hereby makes the following representations and warranties to Party A and Target Company:

3.4.1	In accordance with incorporation documents and applicable laws, Party A has all the necessary incorporate powers and authorities to execute, deliver and perform this Agreement;

3.4.2	Party B has taken all the necessary incorporate measures to be duly authorized to execute, deliver and perform this Agreement;

3.4.3	This Agreement, once executed by Party B’s duly authorized representative, shall constitute an effective, binding and enforceable law document upon Party B; and

3.4.4	Party B’s execution, delivery and performance of this Agreement will neither violate or contradict with the terms or conditions under its incorporation documents, any important contracts signed by and binding on Party B, its commitments and other obligations, nor constitute or lead to its violation against such terms or conditions in other way, based on any notice and/or passing time.

4.	Parties’ Commitments

4.1	Target Company’s current business will maintain and continue in normal operations and no substantial change shall be made to their nature, scope or mode.

4.2	Neither Party A nor Target Company may be engaged in any omission or act which constitutes any representation or warranty herein or causes to violate any representation or warranty herein.

4.3	Without prior writing consent or requirement of Party B, the Target Company may not:

4.3.1	Purchase any equities or assets or dispose or change its existing investment;

4.3.2	Change any existing contract to which Party C is a party, which would have a material effect on Party C’s operation nature or scope;

4.3.3	Borrow or lend any amount or provide a guarantee;

4.3.4	Enter into any contract, agreement, arrangement or trade with Party A and the related parties of Party A or other shareholders of the Company and/or Party C’s related parties, unless such contract, agreement, arrangement or trade is made in normal commercial process on ordinary and fair trading principles.

4.3.5	Sell, lease or transfer, or set mortgage, pledge, lien or other security rights on, or in any way dispose, Party C’s assets and business;

4.3.6	Modify its charter or other constitutional documents (except for the purpose of this Agreement); or

4.3.7	Appoint, dismiss or replace any senior management or core person.

4.4	Party A commits that the execution and performance of this Agreement will cause no legal liability for any matters out of this Agreement to Party B, and Party A will be responsible for all the legal liabilities and obligations accrued thereon.

4.5	Within three (3) years upon the date on which the commercial and industrial registration for Target Equity transfer is completed (“Commercial and Industrial Change Date”), if any governmental authorities or agencies imposes a fine on or charges the Target Company with respect to tax and labor management before the Commercial and Industrial Change Date, Party A shall unconditionally bear the losses suffered by Party B according to the proportion of its holding shares and compensate Party B for its losses.

4.6	Without the specific prior writing consent of Party B, except for the debts accrued in ordinary and normal business and management process and surviving the Commercial and Industrial Change Date, Party B is not liable for any debts or liabilities of Party C accrued before the Commercial and Industrial Change Date, and Party A and other original shareholders of the Company commit to assume such debts or liabilities, including (i) tax payable by Party A and other original shareholders of the Company or Party C as of the Commercial and Industrial Change Date, (ii) any pending litigation, arbitration or other proceeding in connection with Party A and other original shareholders of the Company, Party C or Target Equity as of the Commercial and Industrial Change Date, and any potential, incurred or generated liability or punishment due to Party A and other original shareholders of the Company, Party C or Target Equity as of the Commercial and Industrial Change Date, (iii) any debts (including but not limited to salary, wage, separation payment, compensation fee, pension insurance, unemployment insurance, medical insurance, work-related injury insurance, maternity insurance and other benefits payable to employees) in connection with Party A and other original shareholders of the Company, Party C or Target Equity as of the Commercial and Industrial Change Date, or (iv) claims on the products or services sold by Party A and other original shareholders of the Company or Party C as of the Commercial and Industrial Change Date. If Party B, with respect to the above claims made by any third party, has any litigation, arbitration or other proceeding only caused by its behavior in strict compliance with this Agreement or suffers any losses, Party B shall promptly ask Party A and other original shareholders of the Company for help, and Party A and other original shareholders of the Company shall response to such litigation, arbitration or other proceeding or deal with relevant punishing and legal procedures, and compensate Party B for all the suffered losses. To the full extent of the laws, Party A shall independently participate in relevant litigations or administrative procedures and may not cause Party B to participate in relevant litigation, dispute or legal or administrative procedure.

4.7	Party A and Target Company shall be jointly liable for the responsibilities, obligations, representations, guarantees, commitments and undertakings specified herein.

4.8	During the transfer of Target Equity, no contract, agreement or document signed as required by relevant administrations of industry and commerce and only used for industrial and commercial filing shall constitute any modification to this Agreement.

5.	Tax

5.1.	Unless otherwise required by relevant laws or specified herein, the Parties hereto shall respectively pay the taxes in connection with the transaction contemplated herein according to the law.

5.2.	All the expenses accrued in connection with transfer of Target Equity (including but not limited to approving fees and the industrial and commercial registration change fees) shall be borne by the Target Company. However, each Party’s attorney fees and other consultation fees shall be borne by each Party respectively.

6.	Agreement Termination

6.1.	This Agreement may be terminated for any of the following causes:

6.1.1.	The Parties agree to terminate this Agreement in writing;

6.1.2.	The occurrence and continuance of any Force Majeure event defined herein for more than six (6) months causes this Agreement unable to be further performed;

6.1.3.	If Party A’s or Party C’s representations, commitments or guarantees with respect to transfer of Target Equity are untruthful, inaccurate, incomplete or insufficient enough to constitute material breach or substantial breach of this Agreement, then Party B is entitled to terminate this Agreement.

6.1.4.	If Party B’s representations, commitments or guarantees for receiving Target Equity are untrue, inaccurate, incomplete or insufficient enough to constitute material breach or substantial breach of this Agreement, then Party A is entitled to terminate this Agreement.

6.2.	Upon termination of this Agreement, each Party shall return all the records, documents and payments provided to it hereunder to the providing Parties, despite that the said records, documents and payments are provided before or after the date of this Agreement.

6.3.	When this Agreement is effectively terminated according to this article, this Agreement will immediately cease to be effective and the Parties shall make joint efforts to recover the Target Equity to be the Target Equity is before the date of this Agreement.

7.	Indemnification

The Parties hereby agree and commit that the default Party shall protect and indemnify the non-default Parties from any loss as a result of any claims, damages, costs or expenses (including but not limited to legal fees and reasonable attorney fees) faced or suffered by the non-default Parties, by the reason that the default Party violates, misrepresents or fails to perform or abide by this Agreement (including any attachments hereto) or as required by any representation, commitment, guarantee or other obligation or provision specified in any materials, documents or information delivered hereunder.

8.	Force Majeure

In case any Party’s delay in performing its obligations hereunder is due to Force Majeure, such Party is not liable to any losses occurred to the other Parties therefrom, including but not limited to actual, indirect and/or special losses. The Party affected by the Force Majeure shall immediately inform the other Parties, and provide supporting evidences for occurrence of the Force Majeure event within fifteen days after its occurrence. The Party affected by the Force Majeure shall take effective measures to minimize the losses caused by its delay in performing obligations hereunder. The period during which any Party delays in performing obligations hereunder due to Force Majeure shall be equal to the duration of such Force Majeure.

9.	Confidentiality

The Parties acknowledge and agree that any oral or writing documents exchanged for this Agreement are confidential. Each Party shall keep all of such documents confidential and, without written consent of the others, may not disclose them to any third party, only except: (a) the information that is or will be informed by the public (only except that the receiving party discloses such information to the public); (b) the information required to be by disclosed by applicable laws or regulations or the codes or rules of stock exchanges; or (c) the information as necessary to be disclosed by any Party to its legal or financial advisor for the transaction contemplated in this Agreement where such legal or financial advisor shall be bound by the confidentiality obligation similar to this article. The disclosure by any Party’s employee or employed agency shall be deemed as the disclosure by such Party and such Party shall be liable for breach of this Agreement. This article shall survive the termination of this Agreement for any reason.

10.	Governing Laws and Dispute Resolution

10.1	The execution, effectiveness, performance, interpretation and implementation of this Agreement shall be governed by the laws of the People’s Republic of China.

10.2	In case of any disputes arising out of or in connection with this Agreement, the Parties shall resolve this dispute through friendly consultation. In the event no amicable agreement is achieved among the Parties within thirty (30) days after such dispute has arisen, any Party hereto is entitled to submit such dispute to Beijing Arbitration Commission, and such dispute shall be settled by the Commission in accordance with its rules in force at the time of submittal. The arbitration award shall be final and binding on the Parties. The Parties hereby commit to subject themselves to such award. Any Party hereto may apply to any competent court for enforcement of such award. All arbitration fees, including any expenses for executing arbitration award, shall be borne by the losing Party. The Parties agree that, during the arbitration, the Parties shall continue to abide by and perform all other provisions of the Agreement except for the part that is under arbitration.

11.	Miscellaneous

11.1.	The notice or other communications from any Party to others hereto shall be made by fax or post. The legal address or residence of each Party stated herein shall be such Party’s correspondence address, except that such Party informs others of other address in writing.

11.2.	This Agreement is attached to Cyber Cloud Reorganization Agreement and will come into force upon the Parties’ signatures and seals.

11.3.	No amendment to this Agreement, if any, will take effect until a written agreement is formally entered by and among the Parties hereto and is approved by competent approving authority.

11.4.	This Agreement is made in Chinese in quintuplicate, one copy for each Party. Each copy shall be equally binding.

11.5.	IN WITNESS WHEREOF, this Agreement is executed by the Parties or their duly authorized representatives at the date first written above.

(The remainder is intentionally left blank)

(This page is left blank for signatures)

Beijing Super TV Co., Ltd. Legal representative: Zhu Jianhua

Signed by:	/s/ Zhu Jianhua

China Super Media Holdings Limited Legal representative: Zhu Jianhua

Signed by:	/s/ Zhu Jianhua

Beijing Yuewu Yuntian Software Technology Ltd. Legal representative: Han Jian

Signed by:	/s/ Han Jian

Beijing Holch Capital Investment Center (Limited Partnership)

Legal representative: Gao Peng

Signed by:	/s/ Gao Peng

Beijing Cyber Cloud Co., Ltd.

Legal representative: Han Jian

Signed by:	/s/ Han Jian